UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2022

First US Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3291 U.S. Highway 280

Birmingham, Alabama 35243

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (205) 582-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FUSB	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§230.405 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Amended and Restated Change in Control Agreement with Thomas S. Elley and Second Amended and Restated Change in Control Agreement with William C. Mitchell

On March 1, 2022, First US Bancshares, Inc. (the “Company”) and First US Bank (the “Bank”) entered into (i) an Amended and Restated Change in Control Agreement (the “A&R Elley Agreement”) with Thomas S. Elley, Vice President, Treasurer and Assistant Secretary, Chief Financial Officer and Principal Accounting Officer of the Company and Treasurer and Assistant Secretary, Senior Executive Vice President, Chief Financial Officer and Investment Officer of the Bank, and (ii) a Second Amended and Restated Change in Control Agreement (the “Second A&R Mitchell Agreement,” and collectively with the A&R Elley Agreement, the “2022 A&R CIC Agreements”) with William C. Mitchell, Senior Executive Vice President, Consumer Banking, of the Bank.  Each of Mr. Elley and Mr. Mitchell is a “named executive officer” of the Company, and in this Current Report on Form 8-K, each of them is referred to individually as an “Executive,” and they are referred to collectively as the “Executives.”

Mr. Elley previously entered into a Change in Control Agreement with the Company and the Bank, dated May 20, 2014.  Mr. Mitchell, who previously served as President and Chief Executive Officer of Acceptance Loan Company, Inc., a wholly owned subsidiary of the Company and the Bank (“ALC”), previously entered into a Change in Control Agreement with the Company and ALC, dated May 20, 2014.  On February 22, 2021, Mr. Mitchell entered into an Amended and Restated Change in Control Agreement with the Company, the Bank and ALC.  The various change in control agreements referred to in this paragraph are collectively referred to in this Current Report on Form 8-K as the “Prior Agreements.”

The parties entered into the 2022 A&R CIC Agreements to amend and restate the Prior Agreements in order to provide certain retention incentives for Mr. Elley and Mr. Mitchell.  The primary terms of the 2022 A&R CIC Agreements, which are substantially the same for each of the Executives, provide for an eighteen-month period following a “change in control” (as defined in the 2022 A&R CIC Agreements) during which each of the Executives will be, upon experiencing a “qualifying termination of employment” (as defined in the 2022 A&R CIC Agreements), entitled to a one-time lump sum payment by the Company in an amount equal to two hundred percent (200%) of the sum of (A) his annual base salary in effect as of the date of termination plus (B) his target bonus opportunity under the cash incentive program in effect for the year at issue (the “Severance Benefit”), a pro rata share of such target bonus, and the reimbursement by the Company of health insurance continuation expenses incurred by him, in addition to any rights and welfare benefits provided to him under any plans and programs of the Company upon termination of employment.  In the event that an Executive’s employment with the Company is terminated as a result of such Executive’s voluntary resignation without “good reason” (as defined in the 2022 A&R CIC Agreements) within six months after a change in control, the Executive will be entitled to the same payments as if he had experienced a qualifying termination of employment, except that the one-time lump sum payment will be equal to one hundred percent (100%) of the Severance Benefit.

The 2022 A&R CIC Agreements also provide that, during the employment period and for a period of two years following termination of employment, each of the Executives will be bound by covenants not to compete and not to solicit customers or employees; provided, however, that the non-competition provisions of the 2022 A&R CIC Agreements will apply only if the relevant Executive is entitled to the one-time lump sum payment described above; and, provided further, that if the relevant Executive is entitled to a lump sum payment equal to only one hundred percent (100%) of such Executive’s Severance Benefit, the non-competition provisions of the 2022 A&R CIC Agreements will endure for only one year.

Copies of the A&R Elley Agreement and the Second A&R Mitchell Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.  The foregoing description of the 2022 A&R CIC Agreements does not purport to be a complete description and is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1 10.2

Amended and Restated Change in Control Agreement dated March 1, 2022, entered into by and among First US Bancshares, Inc., First US Bank and Thomas S. Elley

Second Amended and Restated Change in Control Agreement dated March 1, 2022, entered into by and among First US Bancshares, Inc., First US Bank and William C. Mitchell

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2022	FIRST US BANCSHARES, Inc.

By:  /s/ James F. House

Name:James F. House

President and Chief Executive Officer